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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     FORM 15
CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934.

                                            Commission File Number:   0-19867
                                                                   -------------

                             ESKIMO PIE CORPORATION
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             (Exact name of registrant as specified in its charter)

                             Eskimo Pie Corporation
                            901 Moorefield Park Drive
                            Richmond, Virginia 23236
                                 (804) 560-8400
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $1.00 per share
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            (Title of each class of securities covered by this Form)

                                      None
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)       [ X ]        Rule 12h-3(b)(1)(i)        [ X ]
   Rule 12g-4(a)(1)(ii)      [   ]        Rule 12h-3(b)(1)(ii)       [   ]
   Rule 12g-4(a)(2)(i)       [   ]        Rule 12h-3(b)(2)(i)        [   ]
   Rule 12g-4(a)(2)(ii)      [   ]        Rule 12h-3(b)(2)(ii)       [   ]
                                          Rule 15d-6                 [   ]

         Approximate number of holders of record as of the certification of notice date: One (1)
             ---------

         Pursuant to the requirements of the Securities Exchange Act of 1934, Eskimo Pie Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  October 6, 2000                     By:    /s/ Thomas M. Mishoe, Jr.
                                               ----------------------------
                                               Name:  Thomas M. Mishoe, Jr.
                                               Title: Chief Financial Officer,
                                                      Vice  President, Treasurer
                                                      and Corporate Secretary